Exhibit 10.4 (BB)

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (hereinafter referred to as this “Amendment”) is made and entered into as of October 22, 2008, by and between INNOTRAC CORPORATION, a Georgia corporation (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”).

BACKGROUND STATEMENT

A.           Borrower and Bank are parties to the Third Amended and Restated Loan and Security Agreement, dated March 28, 2006, as amended by the First Amendment Agreement, dated as of July 24, 2006, the Waiver and Amendment Agreement, dated as of November 14, 2006, the Second Waiver and Amendment Agreement, dated as of April 16, 2007, the Fourth Amendment Agreement, dated as of June 29, 2007, and the Fifth Amendment to Loan and Security Agreement, dated as of September 28, 2007 (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).

B.           Borrower has requested that the Bank amend certain provisions of the Loan Agreement as hereinafter set forth, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

1.           Definitions.

(a)  Additional Definitions.  The following new definitions are hereby added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

(i)  “Bulldog” shall mean Bulldog Acquisition Corp., a Georgia corporation, and its successors and assigns.

(ii)  “GSI” shall mean GSI Commerce, Inc., a Delaware corporation, and its successors and assigns.

(iii)  “GSI Merger Agreement” shall mean the Agreement and Plan of Merger, dated October 5, 2008, by and among Borrower, GSI and Bulldog.

(iv)  “GSI Merger Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the GSI Merger Agreement, together with all schedules and exhibits thereto, (b) the Certificate of Merger, as duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia, and (c) all of the other agreements, documents or instruments executed and/or delivered in connection therewith or related thereto.

(v)  “Sixth Amendment” shall mean the Sixth Amendment to Loan and Security Agreement, dated October 22, 2008, by and between Borrower and Bank, as acknowledged by Obligor.

(vi)  “Sixth Amendment Effective Date” means the first date on which all of the conditions precedent to the effectiveness of the Sixth Amendment shall have been satisfied or shall have been waived by Bank.

(b)  Amendments to Definitions

(i)  Applicable Margin.  The definition of “Applicable Margin” set forth in the Loan Agreement is hereby amended by deleting such definition in its entirety.

(ii)  Availability Reserve.  The definition of “Availability Reserve” set forth in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Availability Reserve’ means the amount of $2,000,000; provided, that, such amount shall increase by $50,000 on the first Business Day of each week (commencing on the first Business Day of the first week following the Sixth Amendment Effective Date) until such time as the amount of the Availability Reserve equals $3,000,000.”

(c)  Interpretation.  Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

2.             Interest.  Section 2.3 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“2.3  Interest.  Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

2.3.1  LMIR Loans.  Except as set forth in Section 2.3.2, all Loans shall constitute LMIR Loans and shall bear interest at the LIBOR Market Index Rate in effect from time to time, plus 2.50%.

2.3.2  Base Rate Loans.  Notwithstanding anything to the contrary in this Agreement, if (a) Borrower should request or (b) Bank should at any time determine that (i) it is not possible to determine the LIBOR Market Index Rate or (ii) that the LIBOR Market Index Rate is no longer available or (iii) a Default or Event of Default exists, then all Loans shall constitute Base Rate Loans and shall bear interest at the Base Rate in effect from time to time, plus 1.50%.”

3.             Fees.

(a)  Section 2.11 of the Loan Agreement is hereby amended by deleting Section 2.11.2 in its entirety and replacing it with the following:

“2.11.2  Unused Line Fee.  Borrower shall pay to Bank an unused line fee with respect to the Revolver Commitment for each day equal to the product of (i) 50 basis points per annum multiplied by (ii) the difference between (A) the Revolver Commitment then in effect, and (B) the aggregate outstanding amount of the Loans and Letter of Credit Obligations on such day, payable quarterly on the first day of each calendar quarter with respect to the immediately preceding quarter.”

(b)  Section 2.11 of the Loan Agreement is hereby further amended by inserting the following new Section 2.11.4 at the end of such Section:

“2.11.4  Servicing Fee.  Unless and until the Revolver Commitment shall equal or exceed $18,000,000, Borrower shall pay to Bank a monthly non-refundable servicing fee in the amount of $1,250 in respect of the services of Bank with respect to the Loans for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding.  Such fee shall be fully earned as of and payable in advance on the Sixth Amendment Effective Date and on the first day of each month thereafter.”

4.             Option to Increase Maximum Credit.  Section 2 of the Loan Agreement is hereby amended by inserting the following Section 2.15 at the end of such Section:

“2.15  Option to Increase Maximum Credit.

(a)           Borrower may, at any time following the Sixth Amendment Effective Date, deliver to Bank a written request to increase the Revolver Commitment, which request shall specify the amount of the increase in the Revolver Commitment that Borrower is requesting, provided, that, (i) in no event shall the aggregate amount of any such increase in the Revolver Commitment cause the Revolver Commitment to exceed $18,000,000, (ii) any such request shall be for an increase of not less than $1,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall more than three (3) such requests be made during the term of this Agreement, and (v) on the date of any such request and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred or be continuing.

(b)           The Revolver Commitment shall be increased within three (3) days after the date of the request by Borrower for such increase or such earlier date as Bank and Borrower may agree effective on the date that each of the following conditions have been satisfied:

(i)           the conditions precedent to the making of Loans set forth in Section 3.2 hereof shall be satisfied as of the date of such increase both before and after giving effect to such increase;

(ii)           Bank shall have received, in form and substance satisfactory to Bank, a certificate of the Chief Financial Officer of Borrower certifying that after giving effect to any such increase in the Revolver Commitment, the performance of the terms and conditions of this Agreement and the incurrence of Obligations by Borrower (A) are within Borrower’s corporate powers, (B) have been duly authorized by Borrower, (C) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by laws or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound, and (D) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower, other than the liens in favor of Bank;

(iii)           if requested by Bank, Bank shall have received an opinion of counsel to Borrower in form and substance and from counsel reasonably satisfactory to Bank addressing such matters as Bank may reasonably request (including, without limitation, an opinion as to no conflicts with agreements governing other material Debt); and

(iv)           such increase in the Revolver Commitment on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other governmental authority and shall not be enjoined, temporarily, preliminarily or permanently; and

(c)           As of the effective date of any such increase in the Revolver Commitment, each reference to the term “Revolver Commitment” herein shall be deemed to have been amended to mean the amount of the Revolver Commitment specified in the most recent notice from Borrower to Bank with respect to the increase in the Revolver Commitment.”

5.             Financial Information.  Section 5.6(a) of the Loan Agreement is hereby amended by deleting the first sentence of such Section in its entirety and replacing it with the following:

“Within fifteen (15) days of the end of each month, a completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) for the immediately preceding month (a “Borrowing Base Certificate”).”

6.             Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing.  Section 6.13 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.13  Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing.

(a)  Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise all or substantially all of the assets of any Person, or sell, transfer, lease or otherwise dispose of any of its property or assets, except for

(i)  the sale of Inventory in the ordinary course of business,

(ii)  the sale of property or assets outside the ordinary course of business in the aggregate amount not to exceed $100,000 during any twelve (12) consecutive month period,

(iii)  the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions, and

(iv)  the merger of Bulldog with and into Borrower in accordance with the terms of the GSI Merger Documents, with the Borrower as the surviving corporation (the “GSI Merger”); so long as the following conditions precedent are satisfied:

(A)  Bank shall have received, in form and substance satisfactory to Bank, true, correct and complete copies of all of the material GSI Merger Documents, duly authorized, executed and delivered by the parties thereto,

(B)  any changes to the terms of the GSI Merger and any amendments or modifications to the GSI Merger Agreement or any of the other material GSI Merger Documents (in each case as in effect on the Sixth Amendment Effective Date) shall be acceptable to Bank,

(C)  on the effective date of the GSI Merger, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing,

(D)  the GSI Merger shall have been consummated on or prior to March 1, 2009, and

(E)  on the effective date of the GSI Merger, (1) all of the Obligations shall be fully, finally and indefeasibly paid in cash or immediately available funds, and in the case of any Obligations consisting of contingent Obligations, Bank shall have received either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate amount of all such contingent Obligations, and (2) Bank shall have received, in form and substance satisfactory to Bank, (x) a Termination Agreement between Bank and Borrower, duly authorized, executed and delivered by Borrower, which agreement shall provide for the termination by Bank of its obligation to make Loans and other extensions of credit to Borrower pursuant to Loan Agreement and such other matters as Bank shall require, and (y) such other agreements, documents and instruments as may be required by Bank in order to effect or evidence more fully such payment and termination.”

(b)  Shall not change its name or jurisdiction of organization or conduct business under any new fictitious name, except in connection with the GSI Merger (and provided Borrower has provided prior written notice thereof to Bank);

(c)  Shall not change its Federal Employer Identification Number, except in connection with the GSI Merger (and provided Borrower has provided prior written notice thereof to Bank); or

(d)  Shall not fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, except in connection with the GSI Merger (and provided Borrower has provided prior written notice thereof to Bank).”

7.              Events of Default.

(a)            Section 8.1 of the Loan Agreement is hereby amended by inserting the following immediately prior to the period at the end of such Section:

“(p)  George Hare shall cease to be the Chief Financial Officer of Borrower.”

(b)            Section 8.1(n)  of the Loan Agreement is hereby amended and restated in its entirety as follows:

(n)           Scott D. Dorfman shall (1) permit any party to acquire control over, or otherwise obtain a security interest in, any other Pledged Securities Collateral, except in connection with the GSI Merger or (2) on a fully diluted basis, cease to control, with sole power to vote, at least 40% of each class of voting stock or other equity or income interests of Borrower, , except in connection with the GSI Merger.”

8.             Amendment Fee; Reimbursement of Expenses.  In addition to all other fees, charges, interest and expenses payable by Borrower to Bank under the Loan Agreement and the other Loan Documents, Borrower shall pay to Bank an amendment fee in the amount of $50,000 (the “Amendment Fee”), which fee shall be fully earned and payable on the date hereof.  Bank may, at its option, charge the Amendment Fee to the loan account of Borrower maintained by Bank.  Borrower agrees to reimburse the Bank, on demand, for all costs and expenses, including, without limitation, legal fees, incurred by Bank in connection with the drafting, negotiation, execution, closing and execution of the transactions contemplated by this Amendment.

9.             Conditions Precedent.  This Amendment shall become effective only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Bank:

(a)  Bank shall have received in immediately available funds the Amendment Fee;

(b)  Bank shall have received, in form and substance satisfactory to Bank, an amendment to the Dorfman Security Agreement, duly authorized, executed and delivered by Scott D. Dorfman;

(c)  Borrower shall have reimbursed Bank for all of Bank’s outstanding legal fees and expenses incurred in connection with this Amendment in immediately available funds;

(d)  Bank shall have received, in form and substance satisfactory to Bank, all consents, waivers, acknowledgments and other agreements from third persons which Bank may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Amendment and the other Loan Documents; and

(e)  Bank shall have received this Amendment, duly authorized, executed and delivered by Borrower and Obligor.

10.           Representations and Warranties.  Borrower hereby represents and warrants to Bank as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a continuing condition of the making of Loans by Bank to Borrower:

(a)  as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Loan Documents;

(b)  the representations and warranties of Borrower contained in the Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof;

(c)  the execution, delivery, and performance by Borrower of this Amendment and the consummation of the transactions contemplated hereby are within the corporate power and authority of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, do not require any governmental approvals, do not violate any provisions of any applicable law or any provision of the organizational documents of Borrower, and do not result in a breach of or constitute a default under any agreement or instrument to which Borrower are parties or by which they or any of their properties are bound;

(d)  this Amendment constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (subject to bankruptcy, insolvency, reorganization, arrangement moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity); and

(e)  Borrower has freely and voluntarily agreed to the releases and undertakings set forth in this Amendment.

11.           Acknowledgments and Stipulations.  Borrower hereby acknowledges, stipulates, and agrees: (a) that (i) the total outstanding principal balance of the Revolver Loans on the date of this Amendment is due and owing, in accordance with the terms of the Loan Agreement and the Revolver Note, without any defense, counterclaim, deduction, recoupment or offset and (ii) to the extent that Borrower has any defense, counterclaim, deduction, recoupment or offset with respect to the payment by the Borrower of the Obligations or the payment or performance of Borrower of its obligations under the terms of any Loan Agreement to which it is a party, the same is hereby waived; and (b) the Loan Documents executed by Borrower are legal, valid, and binding obligations enforceable against Borrower in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally and general principles of equity).

12.           No Novation.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the other Loan Documents are hereby ratified and affirmed and remain in full force and effect.  Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Amendment.

13.           Release.  To induce the Bank to enter into this Amendment, Borrower hereby releases, acquits, and forever discharges Bank and its respective officers, directors, attorneys, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, or causes of action of any kind (if there be any), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or, prior to the date hereof, ever have had against Bank, whether arising under or in connection with any of the Loan Documents or otherwise, and Borrower covenants not to sue at law or at equity Bank with respect to any of the foregoing liabilities, claims, demands, actions, or causes of action (if there be any).  Borrower hereby acknowledges and agrees that the execution of this Amendment by Bank shall not constitute an acknowledgment of or admission by Bank of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.  Borrower further acknowledges and agrees that, to the extent any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, in any event, the value to Borrower of the agreements of Bank contained in this Amendment and any other documents executed and delivered in connection with this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any such claims. Borrower further acknowledges and agrees Bank is in no way responsible or liable for the previous, current or future condition or deterioration of the business operations and/or financial condition of Borrower and that Bank has not breached any agreement or commitment to loan money or otherwise make financial accommodations available to Borrower or to fund any operations of Borrower at any time.  Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim, demand, action or cause of action that Borrower has or ever had against Bank.

14.           Miscellaneous.  This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof; shall be governed by and construed in accordance with the internal laws of the State of Georgia; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be executed and then delivered via facsimile transmission, via the sending of .pdf or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.  A default by Borrower under this Amendment shall constitute an Event of Default under the Loan Agreement and the other Loan Documents.

[signatures set forth on the next page]

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrower and Bank as of the day and year first above written.

BORROWER:

INNOTRAC CORPORATION

By:	/s/ Scott D. Dorfman
Name:	Scott D. Dorfman
Title:	President

BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Jeanette Childress
Name:	Jeanette Childress
Title:	Director

CONSENT AND REAFFIRMATION OF OBLIGOR

The undersigned (i) acknowledges receipt of the foregoing Amendment (the “Amendment”), (ii) consents to the execution and delivery of the Amendment by the parties thereto and (iii) reaffirms all of his obligations under the Security Agreement dated as of April 16, 2007, executed by him in favor of the Bank, and agrees that none of such obligations shall be affected by the execution and delivery of the Amendment.

/s/ Scott D. Dorfman
Scott D. Dorfman